Exhibit 99.1

Greetings,

The year 2021 begins with positive momentum toward the federal legalization of cannabis. News from Capitol Hill is favorable as Diego Pellicer Worldwide, Inc. executes on its long-term vision to become a national, vertically integrated cannabis company

On February 1, Ranking Member of the United States Senate Committee on Finance Ron Wyden, D-Ore., along with Senators Cory Booker, D-N.J., and Chuck Schumer, D-N.Y., issued a joint statement regarding cannabis reform:

“The War on Drugs has been a war on people—particularly people of color. Ending the federal marijuana prohibition is necessary to right the wrongs of this failed war and end decades of harm inflicted on communities of color across the country. But that alone is not enough. As states continue to legalize marijuana, we must also enact measures that will lift up people who were unfairly targeted in the War on Drugs.

“We are committed to working together to put forward and advance comprehensive cannabis reform legislation that will not only turn the page on this sad chapter in American history, but also undo the devastating consequences of these discriminatory policies. The Senate will make consideration of these reforms a priority.”

We look forward to seeing progress toward cannabis legalization on the federal level in the coming months. The full statement is available here > http://bit.ly/SenateFinanceCannabis

Diego Pellicer’s Colorado Licensee continues to prosper, reporting double digit gross receipts growth in 2020 and in the fourth quarter. More below, plus a look at 2021 cannabis trends from Nicholas Jack, chief operations officer of Diego Pellicer – Colorado.

Best regards,

Nello Gonfiantini III - CEO

Diego Pellicer Worldwide, Inc.

OTCQB: DPWW

Story #1

Double Digit Year-Over-Year Growth for Diego Pellicer Colorado Licensee

Diego Pellicer – Colorado reports year-end and fourth quarter gross receipts

Diego Pellicer Worldwide, Inc.’s Colorado licensee reported its 2020 fiscal results with a 32 percent increase in year-over-year gross receipts. Diego Pellicer Colorado also reported a 47 percent increase in gross receipts in the fourth quarter of 2020 alone compared with the fourth quarter of 2019.

“Diego Pellicer – Colorado has proven again that high-quality premium products and a world-class shopping experience guided by cannabis professionals are invaluable to success,” said Nello Gonfiantini III, chief executive officer, Diego Pellicer Worldwide, Inc. “We’re very pleased with our Colorado licensee’s accomplishments especially during the global pandemic challenges of 2020. We applaud all the employees for their diligence in providing a safe shopping environment that’s compliant with state and federal guidelines.”

Award-Winning Dispensary, Leadership

With unique offerings in flower, concentrates, edibles, topicals and even THC-infused bar-be-que and wing sauces, Diego Pellicer – Colorado has demonstrated award-winning leadership in cannabis. In December, Diego Pellicer – Colorado received a prestigious 2020 CBA Globe Award for “Best Dispensary/Center – Medical or Recreational” as well as two CBA Globes for MVPs: one to CEO of Diego Pellicer – Colorado, Neil Demers and one to Chief Operations Officer Nick Jack.

“The Diego Pellicer team is committed to delivering a premium retail experience and our 2020 financial results demonstrate our success,” said Demers. “Throughout 2020, our team continued to excel in serving the community and our outstanding Diego customers who helped us keep things safe at the store.”

STORY #2

2021 Cannabis Trends

Expert Insights from Nicholas Jack, Award-Winning Diego Pellicer – Colorado MVP

Thirty-six U.S. states and four territories have approved cannabis programs for either medical or recreational use – or both. As the movement toward legalization continues, the cannabis industry has evolved in some incredible ways. The Diego Pellicer Colorado licensee has always led the industry in understanding and translating those trends into a successful premium retail experience.

Nicholas Jack, chief operations officer at Diego Pellicer – Colorado, recent recipient of a prestigious CBA Globe Award for being an MVP, shares his insights into what to look for in 2021. “Overall, we’ll see growing sophistication in cannabis as tastes and demands become more refined. We’ll also see enhanced customer services – particularly digital – and strategic alliances between cultivators and retailers as inventory procurement and supply chain management become more important than ever for cannabis moving into 2021,” said Jack. More trends include:

•	Unique Cannabis Genetics. Hard to get exotic strains such as Runtz will reinforce branding and meet the growing demands for consumers with a refined taste

•	Strategic Partnerships between retail and cultivation operators will drive consistent supply and build recognition for products, cultivators and retailers
•	Retail Branding will further shift from the holistic and medicinal dispensary approach to a more recreational focus in states where cannabis is legal for recreational use.
•	Packaging will continue to evolve into well-branded consumer packaged goods rather than the common plastic dram with an affixed label.
•	Digital Focus will reinforce the importance of online presence and a user-friendly website and app.
•	Online Ordering services will improve to optimize the customer experience and journey through the website and app.
•	Retail Merchandising will be enhanced with more virtual experiences, such as augmented reality, to make the most out of retail space and build a digital presence.
•	Delivery will expand the customer experience outside of the retail store.

Safe Harbor Statement

Certain statements contained in this newsletter may be construed as “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “Act”). The words “estimate,” “project,” “intends,” “expects,” “anticipates,” “believes” and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are made based on management’s beliefs, as well as assumptions made by, and information currently available to, management pursuant to the “safe-harbor” provisions of the Act. These statements are subject to certain risks and uncertainties that may cause actual results to differ materially from those projected on the basis of these statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. The Company also undertakes no obligation to disclose any revision to these forward-looking statements to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events.

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